SUPPLEMENTAL INDENTURE No. 1

Supplemental Indenture No. 1, dated June 23, 2008, to the Indenture (the “Indenture”) by and among by and among Sinoenergy Corporation, a Nevada corporation, Sinoenergy Holding Limited, a British Virgin Islands corporation as a Guarantor thereunder, DB Trustees (Hong Kong) Limited, as Trustee and Collateral Agent thereunder and Deutsche Bank AG, Hong Kong Branch as Paying Agent and Conversion Agent thereunder.

WITNESSETH:

WHEREAS, the board of directors has adopted a resolution approving the terms of this Supplemental Indenture; and

WHEREAS, the holders of all of the Notes, as defined in the Indenture, have approved the terms of this Supplemental Indenture;

WHEREFORE, the Company and the Trustee do hereby agree as follows:

1.	All terms used in this Supplemental Indenture and defined in the Indenture shall have the same meanings in this Supplemental Indenture as in the Indenture.

2.	Section 14.05(g) of the Indenture is hereby amended to read as follows:

(g)   (i)  No adjustment in the Conversion Rate based on VWAP shall be made with respect to March 28, 2008. On June 28, 2008, the Conversion Rate shall be adjusted to equal the quotient obtained by dividing (i) $100,000 by (ii) the lesser of (x) $2.5625 or (y) the simple arithmetic average of the VWAPs as shown on Bloomberg for the twenty Trading Days preceding June 28, 2008.

(ii) On September 28 and March 28 of each year, beginning with September 28, 2008, the Conversion Rate shall be adjusted to equal the quotient obtained by dividing (i) $100,000 by (ii) the Trading Reference VWAP; provided that no such adjustment shall be made if the number of shares issuable upon conversion of the Notes at such adjusted Conversion Rate would be lower than the number of shares issuable at the existing Conversion Rate (after giving effect to prior adjustments permitted pursuant to this clause).

3.	Any direct or indirect references in the Indenture to Trading Reference VWAP for March 28, 2008 shall be deemed to relate to June 28, 2008.

4.	Except as amended by this Supplemental Indenture, the Indenture shall remain in full force and effect.

5.	Pursuant to Section 8.02 of the Indenture, this Supplemental Indenture is being executed by the Company and the Trustee, with the consent of all of the holders of the Notes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

SINOENERGY CORPORATION By: /s/ Bo Huang Bo Huang, Chief Executive Officer
DB TRUSTEES (HONG KONG) LIMITED, as Trustee By:/s/ Aric Kay-Russell Name: Aric Kay-Russell Title:Director By:/s/ Chiu Kin Wing Edward Name: Chiu Kin Wang Edward Title: Authorized Signatory

The undersigned, constituting all of the holders of the Notes, hereby consent to Supplemental Indenture No.1.

ABAX LOTUS LTD. By:/s/ Jamie Tadelis Name: Jamie Tadelis Title: General Counsel
CCIF PETROL LIMITED By:/s/ Andrew Lo Name: Andrew Lo Title: Authorized Signatory